[Execution Copy]

CREDIT AGREEMENT

Dated as of October 14, 2004

between

CNET NETWORKS, INC.

and

BANK OF AMERICA, N.A.

TABLE OF CONTENTS

Section		Page
Article I.	DEFINITIONS AND ACCOUTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	14
1.03	Accounting Terms	15
1.04	Rounding	15
1.05	References to Agreements and Laws	15
1.06		16
Article II.	THE COMMITMENT AND CREDIT EXTENSIONS	16
2.01	Loans	46
2.02	Borrowings, Conversions and Continuations of Loans	16
2.03	Prepayments	17
2.04	Termination or Reduction of Commitment	18
2.05	Repayment of Loans	18
2.06	Interest	19
2.07	Fees	19
2.08	Computation of Interest and Fees	19
2.09	Evidence of Debt	20
2.10	Payments Generally	20
2.11	Annual Clean-Up	20
Article III.	TAXES, YIELD PROTECTION AND ILLEGALITY	21
3.01	Taxes	21
3.02	Illegality	21
3.03	Inability to Determine Eurodollar Rate	22
3.04	Increased Cost and Reduced Return; Capital Adequacy	22
3.05	Funding Losses	23
3.06	Reserves on Eurodollar Rate Loans	23
3.07	Requests for Compensation	24
3.08	Survival	24
Article IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	24
4.01	Conditions to Initial Credit Extension	24
4.02	Conditions to all Credit Extensions	26
Article V.	REPRESENTATIONS AND WARRANTIES	26
5.01	Existence, Qualification and Power; Compliance with Laws	26
5.02	Authorization; No Contravention	27
5.03	Gpvernmental Authorization; Other Consents	27
5.04	Binding Effect	27
5.05	Financial Statements; No Material Adverse Effect	27
5.06	Litigation	28
5.07	No Default	28
5.08	Ownership of Property; Liens	28
5.09	Environmental Compliance	28
5.10	Insurance	28
5.11	Taxes	28
5.12	ERISA Compliance	28
5.13	Subsidiaries	29
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	29
5.15	Collateral Documents	29
5.16	Disclosure	30
5.17	Compliance with Laws	30
5.18	Intellectual Property, Licenses, Etc.	30
Article VI.	AFFIRMATIVE CONVENANTS	30
6.01	Financial Statements	30
6.02	Certificates; Other Information	31
6.03	Notices	32
6.04	Payment of Obligations	32
6.05	Preservation of Existence, Etc.	33
6.06	Maintenance of Properties	33
6.07	Maintenance of Insurance	33
6.08	Compliance with Laws	33
6.09	Books and Records	33
6.10	Inspection Rights	34
6.11	Use of Proceeds	34
6.12	Additional Guarantors	34
6.13	Further Assurances	34
6.14	Maintenance of Accounts	34
Article VII.	NEGATIVE COVENANTS	35
7.01	Liens	35
7.02	Investments	36
7.03	Indebtedness	36
7.04	Fundamental Changes	37
7.05	Dispositions	38
7.06	Restricted Payments	38
7.07	Change in Nature of Business	39
7.08	Transactions with Affiliates	39
7.09	Burdensome Agreements	39
7.10	Use of Proceeds	39
7.11	Fiscal Year	39
7.12	Financial Covenants	40
7.13	Capital Expenditures	40
Article VIII.	EVENTS OF DEFAULT	40
8.01	Events of Default	40
8.02	Remedies Upon Event of Default	42
8.03	Application of Funds	43
Article IX.	MISCELLANEOUS	43
9.01	Amendments; Etc.	43
9.02	Notices and Other Communications; Facsimile Copies	43
9.03	No Waiver; Cumulative Remedies	44
9.04	Attorney Costs, Expenses and Taxes	44
9.05	Indemnification by the Borrower	44
9.06	Payments Set Aside	45
9.07	Successors and Assigns	45
9.08	Confidentiality	47
9.09	Set-off	48
9.10	Automatic Debits	48
9.11	Interest Rate Limitation	48
9.12	Counterparts	49
9.13	Integration	49
9.14	Survival of Representations and Warranties	49
9.15	Severability	49
9.16	Governing Law; Arbitration; Waiver of Jury Trial	49
9.17	USA Patriot Act Notice	50
9.18	Time is of the Essence	51
SIGNATURES		S-1

SCHEDULES
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments
5.18	Intellectual Property Matters
7.01	Existing Liens
7.03	Existing Indebtedness
9.02	Lending Office, Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Revolving Note
C	Term Note
D	Compliance Certificate
E	Guaranty
F	Security Agreement
G	Opinion Matters

CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of October 14, 2004 by and between CNET NETWORKS, INC., a Delaware corporation (the "Borrower") and Bank of America, N.A. (the "Lender").

        The Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

         “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving Person.

         “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         “Agreement” means this Credit Agreement.

        “Applicable Rate” means the following percentages per annum, based upon TTM EBITDA as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Pricing Level	TTM EBITDA	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans	Non-Use Fee
1	>$25,000,000 but < or = $50,000,000	1.250%	0$	.275%

2	>$50,000,000 but < or = $75,000,000	1.125%	0%	.250%

3	> $75,000,000	1.000%	0%	.225%

         Any increase or decrease in the Applicable Rate resulting from a change in the TTM EBITDA shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day of the month immediately following the date that the required Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the first Business Day of the month immediately following delivery of the Compliance Certificate dated as of December 31, 2004 shall be determined based upon Pricing Level 1.

         “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

         “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

        “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

        “Availability Period” means the period from and including the Closing Date to the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Commitment.

        “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

        “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

        “Borrower” has the meaning specified in the introductory paragraph hereto.

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

        “Change of Control” means, with respect to any Person, an event or series of events by which:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)	during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

         “Clean-Up Period” has the meaning specified in Section 2.11.

         “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.

         “Code” means the Internal Revenue Code of 1986.

         “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower, any Guarantor or other Subsidiary in or upon which a Lien now or hereafter exists in favor of the Lender, or the Lender on behalf of itself and its Affiliates, whether under this Agreement or under any Collateral Documents.

         “Collateral Documents” means, collectively, (i) the Security Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, and other similar agreements between the Borrower, any Guarantor or any other Subsidiary and the Lender, or the Lender on behalf of itself and its Affiliates, now or hereafter delivered to the Lender or any such Affiliates, pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Borrower, any Guarantor or any other Subsidiary as debtor in favor of the Lender, or the Lender on behalf of itself and its Affiliates, as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

        “Commitment” means the obligation of the Lender to make Loans hereunder in an aggregate principal amount at any one time not to exceed $30,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

        “Compliance Certificate” means a certificate substantially in the form of Exhibit D.

        “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries as determined on a consolidated basis, the sum (without duplication) of: (i) an amount equal to Consolidated Net Income for such period, (ii) Consolidated Interest Charges for such period, (iii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iv) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (v) all non-cash extraordinary, non-recurring, transactional or unusual losses or expenses deducted in calculating Consolidated Net Income less non-cash extraordinary, non-recurring, transactional or unusual gains added in calculating Consolidated Net Income.

        “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries as determined on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

        “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries as determined on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period. To the extent deducted in determining such net income, such determination may exclude non-cash compensation expense or other non-cash charges or expenses arising from the granting of options or any repricing thereof.

        “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        “Control” has the meaning specified in the definition of “Affiliate.”

        “Convertible Indebtedness” means the Borrower’s 0.75% Convertible Senior Notes due 2024, in an aggregate principal amount of $125,000,000, issued under the Indenture dated as of April 27, 2004 between the Borrower and Wells Fargo Bank, National Association.

        “Credit Extension” means a borrowing of a Loan.

        “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

         “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

        “Dollar” and “$” mean lawful money of the United States.

        “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

        “Eligible Assignee” has the meaning specified in Section 9.07(f).

        “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        “ERISA” means the Employee Retirement Income Security Act of 1974.

         “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Lender and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

         “Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

         “Event of Default” has the meaning specified in Section 8.01.

         “Exchange Act” means the Securities Exchange Act of 1934.

         “Excluded Subsidiary” shall mean any non-Domestic Subsidiary or any Domestic Subsidiary that meets both of the following requirements: (a) such Subsidiary has aggregate consolidated assets, based on the book value of such assets, as determined on the last day of the most recently completed fiscal quarter of the Borrower, or, if later, at the time of formation or Acquisition of such Subsidiary, of less than five percent (5%) of the book value of the consolidated assets of the Borrower and its Subsidiaries; and (b) such Subsidiary has aggregate consolidated revenues for the most recently completed four fiscal quarters of such Subsidiary, of less than five percent (5%) of the consolidated revenues of the Borrower and its Subsidiaries, for the most recently completed fiscal quarter of the Borrower.

         “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

        “Fee Letter” means the letter agreement, dated October 14, 2004, between the Borrower and the Lender.

        “FRB” means the Board of Governors of the Federal Reserve System of the United States.

        “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

        “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        “Guarantors” means, collectively, INET Centric Finance Inc. and any Domestic Subsidiary (other than an Excluded Subsidiary) hereafter acceding to the Guaranty in accordance with Section 6.12.

        “Guaranty” means the Guaranty made by the Guarantors in favor of the Lender, substantially in the form of Exhibit E.

        “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

        “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but in no case exceeding the value of such property in the case of any non-recourse indebtedness);

(f)	capital leases and Synthetic Lease Obligations; and

(g)	all Guarantees of such Person in respect of any of the foregoing.

        For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

        “Indemnified Liabilities” has the meaning specified in Section 9.05.

        “Indemnitees” has the meaning specified in Section 9.05.

        “Insignificant Foreign Subsidiary” shall mean any non-Domestic Subsidiary that meets both of the following requirements: (a) such Subsidiary has aggregate consolidated assets, based on the book value of such assets, as determined on the last day of the most recently completed fiscal quarter of the Borrower, or, if later, at the time of formation or Acquisition of such Subsidiary, of less than two percent (2%) of the book value of the consolidated assets of the Borrower and its Subsidiaries; and (b) such Subsidiary has aggregate consolidated revenues for the most recently completed four fiscal quarters of such Subsidiary, of less than two percent (2%) of the consolidated revenues of the Borrower and its Subsidiaries, for the most recently completed fiscal quarter of the Borrower.

        “Interest Payment Date” means the last Business Day of each calendar month and the Revolving Maturity Date, in the case of Revolving Loans, or the applicable Term Loan Maturity Date, in the case of any Term Loans.

        “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)	no Interest Period for any Term Loan shall extend beyond the applicable Term Loan Maturity Date and no Interest Period for any Revolving Loan shall extend beyond the Revolving Maturity Date; and

(iv)	the Borrower may select Interest Periods with respect to Term Loans which commence before and end after a principal payment date only to the extent that the Base Rate Loans to be outstanding on such principal payment date and the Eurodollar Rate Loans with Interest Periods ending on such principal payment date at least equal in principal amount to the required principal payment on such principal payment date.

        “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        “IP Rights” has the meaning specified in Section 5.17.

        “IRS” means the United States Internal Revenue Service.

        “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        “Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

        “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

        “Loan” an extension of credit by the Lender to the Borrower under Section 2.01 and includes a Revolving Loan or a Term Loan.

        “Loan Documents” means this Agreement, any Note, the Fee Letter, the Guaranty and the Collateral Documents.

        “Loan Notice” means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Eurodollar Rate Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

        “Loan Parties” means, collectively, the Borrower and each Guarantor and each other Subsidiary party to any Loan Document.

        “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

        “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

        “Note” means a Revolving Note or a Term Note.

        “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party owing to the Lender or any Affiliate thereof, including all monetary amounts owing to the Lender and arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

         “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         “Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

        “Participant” has the meaning specified in Section 9.07(c).

        “PBGC” means the Pension Benefit Guaranty Corporation.

        “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

        “Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) the assets, Person, division or line of business to be acquired is in a substantially similar or related line of business as the Borrower, (b) the Lender shall have received, no less than five Business Days prior to the consummation of such Acquisition, reasonably adequate financial information regarding the assets, Person or business to be acquired, including the most recent audited financial statements, if available, but in any case the most recently prepared balance sheet, statement of income and statement of cash flows for the assets, Person or business to be acquired and pro forma projected financial statements showing the effect of the Acquisition of the assets, Person or business on the Borrower, including a balance sheet for the Borrower and its Subsidiaries as of the time of the Acquisition and one-year projected statements of income and cash flows for the Borrower and its Subsidiaries, (c) all transactions related to such Acquisition shall be consummated in accordance with applicable Laws, (d) such Acquisition shall be non-hostile in nature and not involve any transaction subject to Section 13(d) or 14(d) of the Exchange Act, (e) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained, (f) immediately after giving effect to such Acquisition: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) 100% of the capital stock of any acquired or newly formed corporation, partnership, limited liability company or other business entity is owned directly by the Borrower or a Domestic Subsidiary of the Borrower, and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 6.12 shall have been taken, (iii) such Acquisition shall be Consolidated EBITDA accretive, if such Acquisition involves consideration of $5,000,000 or more, and (iv)  the Borrower shall be in compliance, on a pro forma basis after giving effect to such Acquisition, with the covenants contained in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if such Acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Lender a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial computations evidencing such compliance, and (g) the Lender shall have consented in writing to the consummation of such Acquisition, which consent shall not be unreasonably withheld if all of the foregoing conditions are met; provided, however, that no such consent shall be required if Loan proceeds of less than $10,000,000 would be used for such Acquisition.

        “Permitted Liens” has the meaning specified in Section 7.01.

        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

        “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

        “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

        “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

        “Revolving Loan” has the meaning specified in Section 2.01.

        “Revolving Maturity Date” means the second anniversary of the Closing Date.

        “Revolving Note” means a promissory note made by the Borrower in favor of the Lender evidencing Revolving Loans made by the Lender, substantially in the form of Exhibit B.

        “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        “Security Agreement” means a security agreement in substantially the form of Exhibit F.

        “Seller Debt” has the meaning specified in Section 7.03(f).

        “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

        “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

        “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

        “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        “Term Loan” has the meaning specified in Section 2.01.

        “Term Loan Maturity Date” has the meaning specified in Section 2.05.

        “Term Note” means a promissory note made by the Borrower in favor of the Lender evidencing Term Loans made by the Lender, substantially in the form of Exhibit C.

        “Threshold Amount” means $5,000,000.

        “Total Outstandings” means the aggregate Outstanding Amount of all Loans.

        “TTM EBITDA” means, at any time, Consolidated EBITDA, as calculated as on the last day of the most recently completed fiscal quarter of the Borrower on a trailing twelve month basis.

        “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

        “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        “United States” and “U.S.” mean the United States of America.

        “Unrestricted Liquidity” shall have the meaning set forth in Section 7.12(c).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

    (a)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b)        (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii)         Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii)        The term “including” is by way of example and not limitation.

                  (iv)         The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

    (c)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

    (d)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

    (b)        If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENT AND CREDIT EXTENSIONS

2.01 Loans. (i) Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment. (ii) Subject to the terms and conditions set forth herein, and only if permitted by Section 6.11, the Lender agrees to make loans (each such loan, a “Term Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment. (iii) Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

    (a)        Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any borrowing of a Base Rate Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Except as provided in Section 2.03(c), each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Eurodollar Rate Loan, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, (iv) whether a Revolving Loan or Term Loan is requested, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if applicable, the desired amortization of a Term Loan, in accordance with Section 2.05(b). If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made as, or converted to, a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

    (b)        Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the proceeds of each Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower, provided that the proceeds of a Term Loan shall be used solely to repay an outstanding Revolving Loan.

    (c)        Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

    (d)        The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. At any time that a Base Rate Loan is outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

    (e)        After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

2.03 Prepayments.

    (a)        The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Base Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; and (iii) any prepayment of a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loan(s) to be prepaid and whether such prepayment is of Revolving Loans or Term Loans (or a combination thereof). Partial prepayments of the Term Loans shall be applied to the installments of principal thereof in the inverse order of maturity. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

    (b)        If for any reason the Total Outstandings at any time exceed the Commitment then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

    (c)        If the Borrower has borrowed Revolving Loans hereunder for the purpose of financing all or any part of a Permitted Acquisition and the aggregate outstanding principal amount of all such Revolving Loans shall exceed $10,000,000 on the date sixty days after the Credit Extension made to finance any such Permitted Acquisition, then the Borrower shall immediately prepay Revolving Loans in an aggregate amount at least equal to such excess or borrow a Term Loan in an amount at least equal to such excess (without regard to the minimum amounts for a borrowing of a Loan as provided in Section 2.02(a)), subject to the terms and conditions of this Agreement.

    (d)        The Borrower shall immediately prepay the outstanding principal amount of the Revolving Loans to the extent required so that a Clean-Up Period may occur as provided in Section 2.11 (which Revolving Loans may not be reborrowed until such Clean-Up Period has ended).

2.04 Termination or Reduction of Commitment. The Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 10:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment. All non-use fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.05 Repayment of Loans. (a) The Borrower shall repay to the Lender on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

    (b)        The Borrower shall repay to the Lender the principal amount of each Term Loan in either (i) eight substantially equal consecutive quarterly installments on the last Business Day of each three month period measured from the date the Term Loan is made or (ii) four substantially equal consecutive quarterly installments on the last Business Day of each three month period measured from the date the Term Loan is made, as elected in writing by the Borrower, and commencing on the first such date to occur after the date such Term Loan is made, to and including the date one year or two years, as applicable, after the date such Term Loan is made, with the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan; provided, however, that each Term Loan shall be repaid in full no later than the date three years after the Closing Date and may not amortize beyond that date, unless the Lender has consented thereto in writing. The final due date of each Term Loan shall be herein referred to as the “Term Loan Maturity Date” for such Term Loan.

2.06 Interest.

    (a)        Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

    (b)        If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, if requested by the Lender in writing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

    (c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. (a) Non-Use Fee. The Borrower shall pay to the Lender a non-use fee equal to the Applicable Rate times the actual daily amount by which the Commitment exceeds the Total Outstandings. The non-use fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date. The non-use fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

    (b)        Other Fees. The Borrower shall pay to the Lender additional fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

2.09 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender Notes, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to the Notes and endorse thereon the date, Type, amount and maturity of each Loan and payments with respect thereto.

2.10 Payments Generally.

    (a)        All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. All payments received by the Lender after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

    (b)        If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

    (c)        Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Annual Clean-Up. Notwithstanding anything to the contrary in this Agreement, the Borrower agrees that as of any anniversary date of the Closing Date there shall have occurred during the twelve-month period immediately preceding such date a period of 30 consecutive days during which no Revolving Loans were outstanding under this Agreement in excess of an aggregate principal amount of $10,000,000 (the “Clean-Up Period”).

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

    (a)        Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

    (b)        In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

    (c)        If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

    (d)        The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

3.03 Inability to Determine Eurodollar Rate. If the Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

    (a)        If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) reserve requirements (except any reserve requirement contemplated by Section 3.06), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

    (b)        If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

    (c)        If the Lender requests compensation under this Section 3.04, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 3.04 in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

    (d)        Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 120 days prior to the date that the Lender notifies the Borrower of the Lender’s intention to claim reimbursement under this Section 3.04 (except that, if the Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

    (a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

    (b)        any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.07 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

    (a)        The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(i)	executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Lender and the Borrower;

(ii)	if requested by the Lender, a Revolving Note executed by the Borrower;

(iii)	such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)	such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in California, Delaware and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)	a favorable opinion of internal legal counsel to the Loan Parties, addressed to the Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi)	a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)	the Audited Financial Statements, together with the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows, for the fiscal quarter then ended;

(viii)	a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the TTM EBITDA as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date;

(ix)	the Collateral Documents, including control agreements with respect to the bank and investment accounts of the Loan Parties, executed by each Loan Party and other Persons required to be a party thereto, in appropriate form for recording or filing, where necessary, together with:

(A)	acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Lender, or the Lender for its benefit and the benefit of its Affiliates, or other evidence satisfactory to the Lender that there has been filed, registered or recorded (or arrangements made with a reputable filing service to file, register or record) all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Lender, or the Lender for its benefit and the benefit of its Affiliates, in accordance with applicable law;

(B)	written advice relating to such Lien and judgment searches as the Lender shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(x)	evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Lender’s ability to preserve and protect its interests in and access to the Collateral, have been taken;

(xi)	evidence that the Lender has been named as loss payee under all policies of casualty insurance under a Form 438BFU or other standard lender’s loss payable endorsement, and as additional insured under all policies of liability insurance, required in accordance with Section 6.07 and the Collateral Documents, together with a certificate of insurance as to all insurance coverage on the properties of the Loan Parties; and

(xii)	such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

    (b)        Any fees required to be paid on or before the Closing Date shall have been paid.

    (c)        The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

    (d)        The Closing Date shall have occurred on or before October 31, 2004.

4.02 Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension is subject to the following conditions precedent:

    (a)        The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

    (b)        No Default shall exist, or would result from such proposed Credit Extension.

    (c)        The Lender shall have received a Loan Notice in accordance with the requirements hereof.

        Each Loan Notice (other than a Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a Eurodollar Rate Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

    (a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

    (b)        The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated June 30, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

    (c)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

    (a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

    (b)        There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

    (c)        (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

    (a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

    (b)        None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Collateral Documents. The provisions of each of the Collateral Documents are effective to create in favor of the Lender, or the Lender for its benefit and the benefit of its Affiliates, a legal, valid and enforceable first priority security interest in all right, title and interest of the Loan Parties party thereto in the Collateral described therein subject only to Permitted Liens; and all representations and warranties of the Loan Parties party thereto contained in the Collateral Documents are true and correct.

5.16 Disclosure. To the extent not reflected in filings made with the Securities and Exchange Commission, the Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Intellectual Property, Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.
AFFIRMATIVE COVENANTS

        So long as the Commitment shall be in effect, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:

    (a)        as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

    (b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

    (c)        as soon as available, but in any event within 20 days after the end of each calendar month, a monthly statement of Unrestricted Liquidity of the Borrower and its Subsidiaries as at the end of the preceding calendar month, certified by a Responsible Officer of the Borrower.

        As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

    (a)        concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

    (b)        concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

    (c)        promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

    (d)        promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Lender pursuant hereto; and

    (e)        promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

        Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; provided that: (i) if the Lender so requests, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Lender.

6.03 Notices. Promptly notify the Lender:

    (a)        of the occurrence of any Default;

    (b)        of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

    (c)        of the occurrence of any ERISA Event; and

    (d)        of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

        Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Lender of termination, lapse or cancellation of such insurance. All such insurance shall name the Lender as loss payee/mortgagee and as additional insured, for its benefit and the benefit of its Affiliates, as their interests may appear. Unless an Event of Default has occurred and is continuing, at Borrower’s request, casualty insurance proceeds paid to Lender shall be made available to Borrower to pay the costs of rebuilding, replacing or repairing the assets suffering the casualty. The Borrower shall furnish the Lender, at reasonable intervals (but not less than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Lender, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker)

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Lender (i) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, and (ii) permit the Lender or any of its agents or representatives to conduct periodic audits of the Collateral at such frequencies as the Lender shall deem appropriate; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice. One inspection and audit per year, plus any additional inspections or audits conducted during an Event of Default, shall be at Borrower’s expense.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document; provided that the proceeds of the Term Loans shall only be used to finance Permitted Acquisitions or to refinance Revolving Loans borrowed to finance Permitted Acquisitions.

6.12 Additional Guarantors. Notify the Lender at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person (other than an Excluded Subsidiary) to (a) become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty or such other document as the Lender shall deem appropriate for such purpose, and (b) deliver to the Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Lender. Unless an Event of Default has occurred and is continuing, the Lender agrees, at Borrower’s request and expense, to release any Subsidiary from the Guaranty if such Subsidiary should become an Excluded Subsidiary, as certified by the Borrower to the Lender in writing.

6.13 Further Assurances. Execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate (i) to effectuate the purposes of the Loan Documents, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, and (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender.

6.14 Maintenance of Accounts. Maintain its primary operating accounts with Lender by the date no later than six months subsequent to the Closing Date.

ARTICLE VII.
NEGATIVE COVENANTS

        So long as the Commitment shall be in effect, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

    (a)        Liens pursuant to any Loan Document;

    (b)        Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

    (c)        Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

    (d)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

    (e)        pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

    (f)        deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (g)        easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

    (h)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; and

    (i)        Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

    (j)        other Liens on non-cash property of the Borrower and its Subsidiaries not exceeding $2,000,000 at any time; and

    (k)        Liens securing Indebtedness permitted under Section 7.03(g).

provided, that, notwithstanding any of Sections 7.01(a) through 7.01(k), in no event shall the Borrower or any Subsidiary of the Borrower create, incur, assume or suffer to exist any Lien (other than non-consensual Permitted Liens) upon (i) any Intellectual Property of the Borrower and its Subsidiaries, or (ii) any Accounts of the Borrower and its Subsidiaries in favor of any Person other than the Lender and its Affiliates. “Intellectual Property” and “Accounts” shall have the meanings assigned to them in the Security Agreement.

7.02 Investments. Make any Investments, except:

    (a)        Investments held by the Borrower or such Subsidiary in the form of cash equivalents or readily marketable, investment grade debt securities;

    (b)        advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

    (c)        Investments of the Borrower in any Subsidiary and Investments of any Subsidiary in the Borrower or in another Subsidiary;

    (d)        Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

    (e)        Guarantees permitted by Section 7.03;

    (f)        Investments by the Borrower or any Subsidiary incurred in order to consummate Permitted Acquisitions (i) not exceeding $50,000,000, as determined exclusive of the equity portions of the consideration for any such Permitted Acquisitions, or (ii) if disclosed in writing to the Lender prior to the Closing Date;

    (g)        other Investments not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrower.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

    (a)        Indebtedness under the Loan Documents;

    (b)        Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, except that increases in letters of credit related to the Borrower’s insurance programs in the aggregate not to exceed $1,000,000 will be permitted, and (ii) any refinancings, refundings, renewals or extensions of the Convertible Indebtedness shall be on terms and conditions consented to in writing by the Lender, and, without limiting the foregoing, the maturity date thereof shall be no earlier than the date one year after the later to occur of (i) the Revolving Maturity Date and (ii) the latest Term Loan Maturity Date;

    (c)        Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

    (d)        obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

    (e)        Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000;

    (f)        Indebtedness incurred in connection with Permitted Acquisitions owing to the seller(s) in such Permitted Acquisition in an aggregate principal amount (excluding Indebtedness incurred in connection with the Permitted Acquisitions described in Section 7.02(f)(ii)) not to exceed $10,000,000 at any time outstanding (“Seller Debt”);

    (g)        Indebtedness incurred by non-Domestic Subsidiaries in an aggregate amount at any one time outstanding not exceeding $2,000,000;

    (h)        unsecured Indebtedness in an aggregate principal amount not to exceed $3,000,000 at any time outstanding; and

    (i)        Indebtedness in respect of Investments permitted under Section 7.02.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

    (a)        any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

    (b)        the Borrower or any of its Subsidiaries may make any Investment permitted by Section 7.02; and

    (c)        any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

    (a)        Dispositions of obsolete or worn out property or property no longer used in the business, whether now owned or hereafter acquired, in the ordinary course of business;

    (b)        Dispositions of inventory in the ordinary course of business;

    (c)        Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

    (d)        Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

    (e)        Dispositions permitted by Section 7.04;

    (f)        non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

    (g)        Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $1,000,000; and

    (h)        any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and any Dispositions of property by the liquidating or dissolving Subsidiaries in connection with such liquidation or dissolution are made to the Borrower or a wholly-owned Subsidiary, provided that after giving effect thereto the Borrower is in compliance with Section 6.12;

provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

    (a)        each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

    (b)        the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

    (c)        the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

    (d)        the Borrower may repurchase shares of its common stock or other common equity interests or warrants or options to acquire any such shares from employees or former employees of the Borrower in an aggregate amount not to exceed $1,000,000 per annum; provided no Event of Default has occurred and is continuing or would result therefrom.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or (ii) to enter into or consummate any Acquisition that is not a Permitted Acquisition.

7.11 Fiscal Year. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary acquired in connection with a Permitted Acquisition to conform its fiscal year to the Borrower’s.

7.12 Financial Covenants.

    (a)        Profitability. The Borrower shall not fail to have, as calculated on a consolidated basis for the Borrower and its Subsidiaries, as measured as of the last day of each fiscal quarter of the Borrower and as determined in accordance with GAAP, positive Consolidated Net Income on a trailing six month basis.

    (b)        Minimum TTM EBITDA. As calculated on a consolidated basis for the Borrower and its Subsidiaries, the Borrower shall not permit TTM EBITDA, as measured as of the last day of each fiscal quarter of the Borrower to be less than $25,000,000 for each fiscal quarter ending on or prior to December 31, 2005, or less than $30,000,000 thereafter.

    (c)        Minimum Unrestricted Liquidity. The Borrower shall not permit at any time, in respect of the Borrower and its Subsidiaries: (i) the sum of (A) cash-on-hand, (B) cash equivalents and (C) readily marketable, investment grade debt securities, in each case not subject to a Lien (other than Liens in favor of the Lender pursuant to the Loan Documents) or any other restrictions (such sum, the “Unrestricted Liquidity”), to be less than (ii) the sum of (A) $30,000,000, (B) the aggregate Outstanding Amount of Loans and (C) Seller Debt, other than Seller Debt subordinated to the Obligations and Seller Debt incurred in Permitted Acquisitions notified in writing to the Lender prior to the Closing Date on terms and conditions satisfactory to the Lender or coming due more than three years after the Closing Date.

7.13 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year, $20,000,000.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

    (a)        Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any non-use or other fee due hereunder, or (iii) (A) if demand has been previously made, within five days after the same becomes due, or (B) if no demand has been previously made, within five days after demand, any other amount payable hereunder or under any other Loan Document; or

    (b)        Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, or 6.14 or Article VII; or

    (c)        Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

    (d)        Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

    (e)        Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts and any inter-company debt) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

    (f)        Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries, other than Insignificant Foreign Subsidiaries, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

    (g)        Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary, other than Insignificant Foreign Subsidiaries, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

    (h)        Judgments. There is entered against the Borrower or any Subsidiary, other than Insignificant Foreign Subsidiaries, (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

    (i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

    (j)        Invalidity of Loan Documents; Collateral. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest, subject only to Permitted Liens; or

    (k)        Change of Control. There occurs any Change of Control with respect to the Borrower; or

    (l)        Material Adverse Effect. There occurs a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

    (a)        declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

    (b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

    (c)        exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX.
MISCELLANEOUS

9.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices and Other Communications; Facsimile Copies.

    (a)        General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

    (b)        Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

    (c)        Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

    (d)        Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred in any arbitration proceeding and during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

9.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment or any Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07 Successors and Assigns.

    (a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    (b)        The Lender may at any time assign to one or more Eligible Assignees, with the Borrower’s prior written consent if such Eligible Assignee is a foreign Person (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default has occurred and is continuing), all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. In the event of any partial assignment, the Lender, the Borrower and such assignee shall enter into such amendments to this Agreement and the other Loan Documents as shall be necessary to effect such assignment (including customary agency and majority voting provisions) and, in connection therewith, the Lender shall remain the agent bank. From and after the effective date specified in the applicable documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

    (c)        The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (B) waive the right to be paid interest at the Default Rate, or (iii) release any Guarantor from the Guaranty or release all or a material part of the Collateral. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 3.06 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

    (d)        A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.06 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax. Further, if a Participant is not a United States Person, such sale shall be made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default has occurred and is continuing).

    (e)        The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

    (f)        As used herein, the following terms have the following meanings:

         “Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

         ““Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business

         “Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

9.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including Attorney Costs) due and payable to the Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Lender to debit any deposit account of the Borrower with the Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

9.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16 Governing Law; Arbitration; Waiver of Jury Trial.

    (a)         This Agreement shall be governed by, and construed in accordance with, the law of the State of California.

    (b)         This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any other Loan Document (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, Subsidiary or other Affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

    (c)         At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of the State of California.

    (d)         Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control.

    (e)         The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for the Obligations is located or if there is no such collateral, in the State of California. All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

    (f)         The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

    (g)        This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

    (h)        The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

    (i)        By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

9.17 USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

9.18 Time of the Essence. Time is of the essence of the Loan Documents.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CNET NETWORKS, INC. By: —————————————— Name: —————————————— Title: ——————————————

BANK OF AMERICA, N.A. By: —————————————— Name: —————————————— Title: ——————————————

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT (this “Agreement”), dated as of October ___, 2004, is made by and among CNET Networks, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower listed in Annex I hereto or acceding hereto as provided in Section 21 hereof, and Bank of America, N.A., as collateral agent for itself and the Lender Affiliates referred to below (the “Lender”).

        The Borrower and the Lender are parties to a Credit Agreement dated as of October 14, 2004, (as amended, modified, renewed or extended from time to time, the “Credit Agreement”); it is a condition precedent to the borrowings under the Credit Agreement that the Grantors enter into this Agreement and grant to the Lender, for itself and for the ratable benefit of the other Secured Parties, the security interests hereinafter provided to secure the Secured Obligations.

        Accordingly, to induce the Lender to enter into the Credit Agreement and to induce the Lender and the Lender Affiliates to provide other credit accommodations to the Borrower, and in consideration thereof, the parties hereto agree as follows:

              SECTION 1 Definitions; Interpretation.

    a.        Terms Defined in Credit Agreement. All capitalized terms used in this Agreement (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

    b.        Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         “Accounts” means any and all of the Grantor’s accounts, as such term is defined in Article 9 of the UCC.

         “Books” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral.

         “Chattel Paper” means any and all of any Grantor’s chattel paper, as such term is defined in Article 9 of the UCC, including all Electronic Chattel Paper.

         “Collateral” has the meaning set forth in Section 2.

         “Commercial Tort Claims” means any and all of any Grantor’s commercial tort claims, as such term is defined in Article 9 of the UCC, including any described in Schedule 1.

         “Control Agreement” means any control agreement or other agreement with any securities intermediary, bank or other Person establishing the Lender’s control with respect to any Deposit Accounts, Letter-of-Credit Rights or Investment Property, for purposes of Article 9 of the UCC.

         “Deposit Account” means any deposit account, as such term is defined in Article 9 of the UCC, maintained by or for the benefit of the Grantors, whether or not restricted or designated for a particular purpose.

         “Documents” means any of the Grantors’ documents, as such term is defined in Article 9 of the UCC.

         “Electronic Chattel Paper” means any and all of any Grantor’s electronic chattel paper, as such term is defined in Article 9 of the UCC.

         “Equipment” means any and all of any Grantors’ equipment, including any and all fixtures, as such terms are defined in Article 9 of the UCC.

         “General Intangibles” means any and all of any Grantor’s general intangibles, as such term is defined in Article 9 of the UCC.

        “Grantors” means the Borrower and its Domestic Subsidiaries as provided in the Credit Agreement.

        “Instruments” means any and all of any Grantor’s instruments, as such term is defined in Article 9 of the UCC.

        “Intellectual Property” means the following properties and assets owned by any Grantor, now existing or hereafter acquired or arising: (i) all patents and patent applications, domestic or foreign, and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) all copyrights, copyright applications and copyright registrations and derivative work thereof; (iii) all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, whether registered or unregistered and wherever registered, and all reissues, extensions and renewals thereof; and (iv) the entire goodwill of or associated with the businesses now or hereafter conducted by such Grantor connected with and symbolized by any of the aforementioned properties and assets.

        “Inventory” means any of any Grantor’s inventory, as such term is defined in Article 9 of the UCC.

        “Investment Property” means any of any Grantor’s investment property, as such term is defined in Article 9 of the UCC.

        “Lender Affiliates” means any Affiliates of the Lender.

        “Letter-of-Credit Rights” means any and all of any Grantor’s letter-of-credit rights, as such term is defined in Article 9 of the UCC.

        “Partnership and LLC Collateral” means any and all limited, limited liability and general partnership interests and limited liability company interests of any type or nature, whether now existing or hereafter acquired or arising, including any more specifically described in Schedule 2.

        “Pledged Collateral” means any and all (i) Pledged Shares; (ii) additional capital stock or other equity securities of the direct or indirect Domestic Subsidiaries of the Borrower, whether certificated or uncertificated; (iii) other Investment Property of any Grantor; (iv) warrants, options or other rights entitling any Grantor to acquire any interest in capital stock or other securities of such Subsidiaries or any other Person; (v) Partnership and LLC Collateral; (vi) Instruments; (vii)  securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (viii) certificates and instruments now or hereafter representing or evidencing any of the foregoing; (ix) rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (x) cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor, subject to Section 2(h).

        “Pledged Shares” means all of the issued and outstanding shares of capital stock, whether certificated or uncertificated, of the Borrower’s direct or indirect Domestic Subsidiaries now owned by any Grantor, as more specifically described in Schedule 2, and subject to Section 2(h).

        “Proceeds” means all proceeds, as such term is defined in Article 9 of the UCC.

        “Rights to Payment” means any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

        “Secured Obligations” means (i) the indebtedness, liabilities and other obligations of (A) the Borrower to the Lender under or in connection with the Credit Agreement, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Lender thereunder or in connection therewith, and (B) each Grantor under or in connection with each other Loan Document to which such Grantor is or may become a party, and (ii) all other indebtedness, liabilities and other obligations of the Grantors to the Lender Affiliates, including any financial accommodation extended to any Grantor by the Lender or the Lender Affiliates (other than pursuant to the Credit Agreement) in respect of or in connection with any (A) foreign exchange and cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), or (B) transactions under any Swap Contract (such indebtedness, liabilities and other obligations described in this clause (ii), collectively, the “Other Obligations”, provided that in the case of any of the Other Obligations the agreement or instrument evidencing such Other Obligations expressly states that such Other Obligations are entitled to the benefits of this Agreement), including obligations and liabilities arising in connection with or as a result of early termination of any Swap Contract, whether or not occurring as a result of a default thereunder, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

        “Secured Parties” means the Lender, the Lender Affiliates, and each of their respective successors, transferees and assigns in accordance with the Credit Agreement.

        “Supporting Obligations” means all supporting obligations, as such term is defined in Article 9 of the UCC.

        “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

    c.        Terms Defined in UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

    d.        Interpretation. The rules of interpretation set forth in Sections 1.02 to 1.06 of the Credit Agreement shall be applicable to this Agreement and are incorporated herein by this reference.

              SECTION 2 Security Interest.

    a.        Grant of Security Interest. As security for the payment and performance of the Secured Obligations, each Grantor hereby grants to the Lender, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including the following property (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Commercial Tort Claims; (iv) all Deposit Accounts; (v) all Documents; (vi) all Equipment; (vii) all General Intangibles; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all Letter-of-Credit Rights; and (xii) all money, all products and Proceeds of any and all of the foregoing, and all Supporting Obligations of any and all of the foregoing. Notwithstanding the foregoing, the Collateral shall not be deemed to include any Intellectual Property except for any and all of the following (which shall be part of the Collateral hereunder): the Proceeds of any and all of the Intellectual Property, including Proceeds from the sale, licensing or other disposition of the Intellectual Property; all Accounts and other Rights to Payment arising from or out of any Intellectual Property; and all General Intangibles consisting of Proceeds and other Rights to Payment arising from or out of any Intellectual Property. Notwithstanding the prior sentence, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in any such Proceeds, other Rights to Payment, Accounts and General Intangibles arising from or out of any Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of the Lender’s security interest in such Proceeds, other Rights to Payment, Accounts and General Intangibles.

    b.        Continuing Security Interest. Each Grantor agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 20.

    c.        Financing Statements. Each Grantor hereby authorizes the Lender to file at any time and from time to time any financing statements describing the Collateral, and each Grantor shall execute and deliver to the Lender, and each Grantor hereby authorizes the Lender to file (with or without such Grantor’s signature) at any time and from time to time, all amendments to financing statements, continuation statements, termination statements, assignments, fixture filings, affidavits, reports, notices, and other documents and instruments, in form satisfactory to the Lender, as the Lender may request, to perfect and continue perfected, maintain the priority of or provide notice of the Lender’s security interest in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Grantor ratifies and authorizes the filing by the Lender of any financing statements filed prior to the date hereof.

    d.        Delivery of Pledged Collateral. Upon the request of the Lender, each Grantor hereby agrees to deliver to or for the account of the Lender, at the address and to the Person to be designated by the Lender, the certificates, instruments and other writings representing any Pledged Collateral, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in form satisfactory to the Lender. Anything to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, (i) each Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business, and the Lender shall, promptly upon request of such Grantor, make appropriate arrangements for making any other Instruments pledged by such Grantor available to the payor of any such Instrument for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent required under applicable law to continue perfected the Lender’s security interest hereunder in such Instruments, against trust receipt or like document), and (ii) each Grantor may retain any additional Pledged Collateral consisting of Instruments with a face value of less than $1,000,000 or, in the case of any such additional Pledged Collateral with no face value, then such additional Pledged Collateral with a fair market value of less than $1,000,000, as determined by such Grantor in good faith.

    e.        Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the Lender as provided in subsection 2(d), each Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Lender to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to the Lender for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Lender as provided in subsection 2(d).

    f.        Documents, Etc. Upon the request of the Lender, each Grantor shall deliver to the Lender, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Documents and Chattel Paper, and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments, not already delivered hereunder pursuant to this Section 2; provided, however, that unless an Event of Default shall have occurred and be continuing, such Grantor shall not be required to deliver any Document, Chattel Paper, promissory note, trade acceptance or other instrument having a face amount not in excess of $1,000,000. Upon the request of the Lender, Grantors shall mark all Documents and Chattel Paper with such legends as the Lender shall reasonably specify.

    g.        Control. Each Grantor will cooperate with the Lender in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights.

    h.        Controlled Foreign Corporations. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s right, title or interest in any of the outstanding capital stock or other ownership interests of a Controlled Foreign Corporation (as defined below) in excess of 65% of the voting power of all classes of capital stock or other ownership interests of such Controlled Foreign Corporation entitled to vote; provided that (i) immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock or other ownership interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, such greater percentage of capital stock or other ownership interests of each Controlled Foreign Corporation; and (ii) if no adverse tax consequences to such Grantor shall arise or exist in connection with the pledge of any Controlled Foreign Corporation, as mutually determined by the Lender and such Grantor, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, such Controlled Foreign Corporation. As used herein, “Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the Code.

                SECTION 3 Representations and Warranties. Each Grantor represents and warrants to each Secured Party that:

    a.         Location of Chief Executive Office and Collateral. Each Grantor’s chief executive office and principal place of business (as of the date of this Agreement) is located at the address set forth in Schedule 1, and all other locations (as of the date of this Agreement) where any Grantor conducts business or Collateral is kept are set forth in Schedule 1.

    b.         Locations of Books. All locations where Books pertaining to the Rights to Payment are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for any Grantor, are set forth in Schedule 1.

    c.         Jurisdiction of Organization and Names. Each Grantor’s jurisdiction of organization is set forth in Schedule 1; and each Grantor’s exact legal name is as set forth in the first paragraph of this Agreement. All trade names and trade styles under which each Grantor presently conducts its business operations are set forth in Schedule 1.

    d.         Collateral. Each Grantor has rights in or the power to transfer the Collateral, and each Grantor is, and, except as permitted by Section 4(g), will continue to be, the sole and complete owner of the Collateral (or, in the case of after-acquired Collateral, at the time any Grantor acquires rights in such Collateral, will be the sole and complete owner thereof), free from any Lien other than Permitted Liens.

    e.         Enforceability; Priority of Security Interest. (i) This Agreement creates a security interest which is enforceable against the Collateral in which each Grantor now has rights and will create a security interest which is enforceable against the Collateral in which such Grantor hereafter acquires rights at the time such Grantor acquires any such rights; and (ii) the Lender has a perfected and first priority security interest in the Collateral in which such Grantor now has rights, and will have a perfected and first priority security interest in the Collateral in which such Grantor hereafter acquires rights at the time such Grantor acquires any such rights, in each case for the Lender’s own benefit and for the ratable benefit of the other Secured Parties and subject to Permitted Liens, securing the payment and performance of the Secured Obligations.

    f.         Deposit Accounts. The names and addresses of all financial institutions at which any Grantor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.

    g.         Other Investment Property; Instruments; and Chattel Paper. All securities accounts of the Grantors and other Investment Property of the Grantors are set forth in Schedule 1, and all Instruments and Chattel Paper held by Grantors are also set forth in Schedule 1.

    h.        Control Agreements. No Control Agreements exist with respect to any Collateral other than any Control Agreements in favor of the Lender.

    i.        Letter-of-Credit Rights and Commercial Tort Claims. None of the Grantors have any Letter-of-Credit Rights or Commercial Tort Claims except as set forth in Schedule 1.

               SECTION 4  Covenants. So long as any of the Secured Obligations remain unsatisfied or the Lender shall have any Commitment, each Grantor agrees that:

    a.        Defense of Collateral. Each Grantor shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Lender’s right or interest in, the Collateral.

    b.        Preservation of Collateral. Each Grantor shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

    c.         Compliance with Laws, Etc. Each Grantor shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

    d.         Location of Books and Chief Executive Office. Each Grantor shall: (i) keep all Books pertaining to the Rights to Payment at the locations set forth in Schedule 1; and (ii) give at least 30 days’ prior written notice to the Lender of (A) any changes in any such location where Books pertaining to the Rights to Payment are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any Books or collecting Rights to Payment for such Grantor or (B) any changes in the location of such Grantor’s chief executive office or principal place of business.

    e.        Location of Collateral. Each Grantor shall: (i) keep the Collateral at the locations set forth in Schedule 1 and not remove the Collateral from such locations (other than sales of Inventory in the ordinary course of business, other dispositions of Collateral permitted by subsection (g) and movements of Collateral from one disclosed location to another disclosed location within the United States) except upon at least 30 days’ prior written notice of any removal to the Lender; and (ii) give the Lender at least 30 days’ prior written notice of any change in the locations set forth in Schedule 1.

    f.        Change in Name, Identity or Structure. Each Grantor shall give at least 30 days’ prior written notice to the Lender of (i) any change in name, (ii) any change in its jurisdiction of organization, (iii) any change in its registration as an organization (or any new such registration); and (iv) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; provided that no Grantor shall change its jurisdiction of organization to a jurisdiction outside of the United States.

    g.        Disposition of Collateral. Each Grantor shall not surrender or lose possession of (other than to the Lender), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except to the extent permitted by the Loan Documents (including dispositions permitted under Section 7.05 of the Credit Agreement).

    h.        Liens. Each Grantor shall keep the Collateral free of all Liens except Permitted Liens.

    i.        Leased Premises. At the Lender’s request, any Grantor shall obtain from each Person from whom such Grantor leases any premises at which any Collateral is at any time present such collateral access, subordination, waiver, consent and estoppel agreements as the Lender may reasonably require, in form and substance satisfactory to the Lender.

    j.        Rights to Payment. Each Grantor shall: (i) with such frequency as the Lender may reasonably require, furnish to the Lender such information relating to the Accounts as the Lender shall from time to time reasonably request; (ii) if any Accounts arise from contracts with the United States or any department, agency or instrumentality thereof, promptly notify the Lender thereof and execute any documents and instruments and take any other steps reasonably requested by the Lender in order that all monies due and to become due thereunder shall be assigned to the Lender and notice thereof given to the Federal authorities under the Federal Assignment of Claims Act (provided that such assignment and notice shall not be required if the applicable contract prohibits assignment or, unless and until an Event of Default has occurred and is continuing, in respect of any such Accounts aggregating less than 5% of the consolidated revenues of the Borrower and its Subsidiaries for the most recently completed four fiscal quarters of the Borrower, as measured as of the most recently completed fiscal quarter of the Borrower); (iii) upon the request of the Lender (A) upon the occurrence and during the continuance of an Event of Default, notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of the security interest hereunder, and (B) upon the occurrence and during the continuance of an Event of Default) notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to the Lender or to such other Person or location as the Lender shall specify; and (iv) upon the occurrence and during the continuance of any Event of Default, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as the Lender shall require.

    k.        Deposit Accounts and Securities Accounts. Each Grantor shall give the Lender immediate notice of the establishment of any new Deposit Account and any new securities account with respect to any Investment Property.

    l.        Equipment. Each Grantor shall, upon the Lender’s reasonable request, deliver to the Lender a report of each item of Equipment, in form and substance satisfactory to the Lender.

    m.        Notices, Reports and Information. Each Grantor shall (i) notify the Lender of any material claim made or asserted against the Collateral by any Person and of any change in the composition of the Collateral or other event which could materially adversely affect the value of the Collateral or the Lender’s Lien thereon; (ii) furnish to the Lender such statements and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as the Lender may reasonably request, all in reasonable detail; and (iii) upon reasonable request of the Lender make such demands and requests for information and reports as any Grantor is entitled to make in respect of the Collateral.

    n.        Chattel Paper. No Grantor will create any Chattel Paper without placing a legend on the Chattel Paper acceptable to the Lender indicating that the Lender has a security interest in the Chattel Paper. Each Grantor will give the Lender immediate notice if such Grantor at any time holds or acquires an interest in any Chattel Paper, including any Electronic Chattel Paper.

    o.        Commercial Tort Claims; Letter-of-Credit Rights. Each Grantor will give the Lender immediate notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim, or Letter-of-Credit Rights.

    p.        Insurance (i) Each Grantor shall carry and maintain in full force and effect, at the expense of the Grantors and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as shall be specified in the Credit Agreement. Upon the request of the Lender each Grantor shall furnish the Lender with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. All insurance policies required under this subsection (p) shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed without at least 30 days’ prior written notice to the Grantor and the Lender (or 10 days’ prior written notice if the Lender consents to such shorter notice). Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Lender to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this subsection (p) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Grantors. (ii) If Collateral with a value exceeding $1,000,000 of any Grantor shall be materially damaged or destroyed, in whole or in part, by fire or other casualty, such Grantor shall give prompt notice thereof to the Lender. No settlement on account of any loss on any such Collateral covered by insurance shall be made for less than insured value without the consent of the Lender. After the occurrence and during the continuance of an Event of Default, or as otherwise required under the Loan Documents, all sums payable to any Grantor by any insurer with respect to a casualty relating to all or any part of the Collateral shall be paid to the Lender. If any Grantor shall receive any insurance proceeds which are to be paid to the Lender pursuant to the previous sentence, such Grantor shall hold such proceeds in trust for the Lender, shall segregate such proceeds from other funds of such Grantor, and shall immediately forward such proceeds in the form received to the Lender (appropriately indorsed by such Grantor to the order of the Lender or in such other manner as shall be satisfactory to the Lender). All such insurance proceeds may be retained by the Lender as part of Collateral hereunder and applied by the Lender toward payment of all or part of the Secured Obligations in such order as is provided herein, or released to such Grantor upon its request with the consent of the Lender.

                SECTION 5 Administration of the Rights to Payment and Pledged Collateral.

    a.        Collection of Rights to Payment. Until the Lender exercises its rights hereunder to collect Rights to Payment, each Grantor shall endeavor in the first instance diligently to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of the Lender, upon and after the occurrence of any Event of Default, all remittances received by any Grantor shall be held in trust for the Lender and, in accordance with the Lender’s instructions, remitted to the Lender or deposited to an account with the Lender in the form received (with any necessary endorsements or instruments of assignment or transfer).

    b.        Investment Property and Instruments. Unless and until an Event of Default shall have occurred and during the continuance thereof, each Grantor shall be entitled to receive and retain for its own account any cash dividend on or other cash distribution, if any, in respect of the Pledged Collateral, to the extent consistent with the Credit Agreement; provided, however, that, except in connection with transactions permitted under Section 7.05 or Section 7.06 of the Credit Agreement, such Grantor shall not be entitled to receive (i) cash paid, payable or otherwise distributed in redemption of, or in exchange for or in substitution of, any Pledged Collateral, or (ii) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution of such Grantor or in connection with a reduction of capital, capital surplus or paid-in-surplus or any other type of recapitalization. At the request of the Lender, upon the occurrence and during the continuance of any Event of Default, the Lender shall be entitled to receive all distributions and payments of any nature with respect to any Investment Property or Instruments, and all such distributions or payments received by any Grantor shall be held in trust for the Lender and, in accordance with the Lender’s instructions, remitted to the Lender or deposited to an account with the Lender in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence and during the continuance of an Event of Default any such distributions and payments with respect to any Investment Property held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder. Additionally, the Lender shall have the right, upon the occurrence and during the continuance of an Event of Default, following prior written notice to any Grantor, to vote and to give consents, ratifications and waivers with respect to any Investment Property and Instruments, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if the Lender were the absolute owner thereof; provided that the Lender shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to any Grantor or any other Person for any failure to do so or delay in doing so.

    c.        Voting Prior to an Event of Default. Unless and until an Event of Default shall have occurred and be continuing each Grantor shall have the right to vote the Pledged Collateral and to give consents, ratifications and waivers in respect thereof, and shall retain the power to control the direction, management and policies of any Person comprising the Pledged Collateral to the same extent as such Grantor would if the Pledged Collateral were not pledged to the Lender pursuant to this Agreement; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would have the effect of materially impairing the position or interest of the Lender and the other Secured Parties in respect of the Pledged Collateral or which would alter the voting rights with respect to the stock or other ownership interest in or of any such Person or be inconsistent with or violate any provision of this Agreement, the Credit Agreement, or any other Loan Documents. The Lender shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this subsection (c) and to receive the distributions which it is authorized to receive and retain pursuant to this subsection (c).

    d.         General Authority upon an Event of Default. Upon and after the occurrence and during the continuance of any Event of Default: (i) the Lender shall be entitled to receive all distributions and payments of any nature with respect to the Pledged Collateral, to be held by the Lender as part of the Pledged Collateral; and (ii) the Lender shall have the right following prior written notice to the Grantor to vote or consent to take any action with respect to the Pledged Collateral and exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral, as if the Lender were the absolute owner thereof.

    e.         Distributions to Be Held for Lender. Distributions and other payments which are received by the Grantor but which it is not entitled to retain as a result of the operation of this Section 5 shall be held in trust for the benefit of the Lender, be segregated from the other property or funds of such Grantor, and be forthwith paid over or delivered to the Lender in the same form as so received.

    f.          Certain Other Administrative Matters. The Lender may cause any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees (subject to the revocable rights specified in this Section 5). The Lender shall at all times have the right to exchange uncertificated Pledged Collateral for certificated Pledged Collateral, and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement.

                SECTION 6 Authorization; Lender Appointed Attorney-in-Fact. The Lender shall have the right to, in the name of any Grantor, or in the name of the Lender or otherwise, without notice to or assent by such Grantor, and each Grantor hereby constitutes and appoints the Lender (and any of the Lender’s officers or employees or agents designated by the Lender) as such Grantor’s true and lawful attorney-in-fact, with full power and authority to:

    a.         sign and file any of the financing statements which must be executed or filed to perfect or continue perfected, maintain the priority of or provide notice of the Lender’s security interest in the Collateral and file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedures;

    b.         take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of any Collateral;

    c.         sign and endorse any invoice or bill of lading relating to any of the Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors;

    d.         notify the U.S. Postal Service and other postal authorities to change the address for delivery of mail addressed to any Grantor to such address as the Lender may designate (provided that the Lender agrees it will promptly deliver over to such Grantors any mail that does not relate to the Collateral); and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment;

    e.         receive, open and dispose of all mail addressed to any Grantor (provided that the Lender agrees it will promptly deliver over to such Grantors any mail that does not relate to the Collateral);

    f.         send requests for verification of Rights to Payment to the customers or other obligors of any Grantor;

    g.         contact, or direct any Grantor to contact, all account debtors and other obligors on the Rights to Payment and instruct such account debtors and other obligors to make all payments directly to the Lender;

    h.         assert, adjust, sue for, compromise or release any claims under any policies of insurance;

    i.        exercise dominion and control over, and refuse to permit further withdrawals from, Deposit Accounts maintained with the Lender or any other bank, financial institution or other Person;

    j.         notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to the Lender;

    k.         ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment, enforce payment or any other rights in respect of the Rights to Payment and other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment and other Collateral, and otherwise file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as the Lender may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of the Lender with respect to the Collateral;

    l.         execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral;

    m.        execute and deliver to any securities intermediary or other Person any entitlement order or other notice, document or instrument which the Lender may deem necessary or advisable (i) to realize upon the Collateral, and (ii) to maintain, protect and preserve the Deposit Accounts and Investment Property and the Lender’s security interest therein; and

    n.         execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of any Grantor, which the Lender may deem necessary or advisable (i) to realize upon the Collateral, and (ii) to maintain, protect and preserve the Collateral and the Lender’s security interest therein and to accomplish the purposes of this Agreement.

The Lender agrees that, except upon the occurrence and during the continuance of an Event of Default, it shall not exercise the power of attorney, or any rights granted to the Lender, pursuant to clauses (b)  through (l), (m)(i) and (n)(i). The foregoing power of attorney is coupled with an interest and irrevocable so long as the Lender has any Commitment or the Secured Obligations have not been paid and performed in full. Each Grantor hereby ratifies, to the extent permitted by law, all that the Lender shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 6.

                   SECTION 7 Lender Performance of Borrower Obligations. The Lender may perform or pay any obligation which any Grantor has agreed to perform or pay under or in connection with this Agreement, and which such Grantor has failed to perform or pay as and when due, and such Grantor shall reimburse the Lender on demand for any amounts paid by the Lender pursuant to this Section 7.

                   SECTION 8 Lender’s Duties. Notwithstanding any provision contained in this Agreement, the Lender shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to any Grantor or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in the Lender’s possession and the accounting for moneys actually received by the Lender hereunder, the Lender shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

                SECTION 9 Remedies.

    a.         Remedies. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable laws. Without limiting the generality of the foregoing, each Grantor agrees that:

    (i).         The Lender may peaceably and without notice enter any premises of any Grantor, take possession of any Collateral, remove or dispose of all or part of the Collateral on any premises of any Grantor or elsewhere, or, in the case of Equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as the Lender may determine.

    (ii)         The Lender may require any Grantor to assemble all or any part of the Collateral and make it available to the Lender, at any place and time designated by the Lender.

    (iii)        The Lender may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by applicable law).

    (v)         The Lender may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts or securities accounts.

    (v)        The Lender may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of any Grantor’s assets, without charge or liability to the Lender therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit or for future delivery without assumption of any credit risk, all as the Lender deems advisable; provided, however, that such Grantor shall be credited with the net proceeds of sale only when such proceeds are finally collected by the Lender. The Lender and each of the other Secured Parties shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption each Grantor hereby releases, to the extent permitted by law. The Lender shall give each Grantor such notice of any public or private sale as may be required by the UCC or other applicable law. Each Grantor recognizes that the Lender may be unable to make a public sale of any or all of the Pledged Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale.

    b.         Sale of Collateral; Lender’s Obligations. Neither the Lender nor any other Secured Party shall have any obligation to clean up or otherwise prepare the Collateral for sale. The Lender has no obligation to attempt to satisfy the Secured Obligations by collecting them from any other Person liable for them and the Lender and the other Secured Parties may release, modify or waive any Collateral provided by any other Person to secure any of the Secured Obligations, all without affecting the Lender’s or any other Secured Party’s rights against the Grantors. Each Grantor waives any right it may have to require the Lender or any other Secured Party to pursue any third Person for any of the Secured Obligations. The Lender and the other Secured Parties may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Lender may sell the Collateral without giving any warranties as to the Collateral. The Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If the Lender sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser, received by the Lender and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and the Grantors shall be credited with the proceeds of the sale.

    c.        Application of Proceeds. Cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to the Grantors entitled thereto or otherwise disposed of in accordance with the UCC or other applicable law. Each Grantor shall remain liable to the Lender and other Secured Parties for any deficiency which exists after any sale or other disposition or collection of Collateral.

                SECTION 10 Certain Waivers. Each Grantor waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations; (ii) any right to require the Lender or the other Secured Parties (a) to proceed against any Person, (b) to exhaust any other collateral or security for any of the Secured Obligations, (c) to pursue any remedy in the Lender’s or any of the other Secured Parties’ power, or (d) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against the Lender or the other Secured Parties arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

                SECTION 11 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email, in the case of the Lender, to the address or telecopier number or email address specified in the Credit Agreement and, in the case of the Grantors, at the address set forth below their signatures hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Each of the Grantors and the Lender may change its address or telecopier number for notices and other communications hereunder by notice to the other parties.

                 SECTION 12 No Waiver; Cumulative Remedies. No failure on the part of the Lender or any other Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender or any other Secured Party.

                SECTION 13 Costs and Expenses.

    a.         Costs and Expenses. The Grantors jointly and severally agree to pay on demand all out-of-pocket expenses incurred by the Lender and the other Secured Parties (including the fees, charges and disbursements of any counsel for the Secured Parties), and shall pay all fees and time charges for attorneys who may be employees of the Lender or any of the other Secured Parties, in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, and including all such out-of-pocket expenses incurred in any arbitration proceeding or during any workout, restructuring or negotiations in respect of the Secured Obligations, all title, appraisal (including the allocated cost of internal appraisal services), survey, audit, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Lender or any of its Affiliates in connection with this Agreement or the Collateral and all costs and expenses of the Lender and the other Secured Parties in connection with the protection, sale or collection of, or other realization upon, any of the Collateral.

    b.         Interest. Any amounts payable to the Lender or any other Secured Party under this Section 13 or otherwise under this Agreement if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

    c.         Survival. The agreements in this Section 13 shall survive the termination of the Commitment and repayment of all Secured Obligations.

                SECTION 14 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by any Grantor, the Lender, each other Secured Party and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement.

                SECTION 15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California.

                SECTION 16 Arbitration; Jury Trial Waiver.

    a.         This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any other Loan Document (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, Subsidiary or other Affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

    b.         At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of the State of California.

    c.         Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control.

    d.         The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for the Secured Obligations is located. All Claims shall be determined by one arbitrator, provided, however, that if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

    e.         The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

    f.         This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

    g.         The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

    h.        By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

                   SECTION 17 Entire Agreement; Amendment. This Agreement contains the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall not be amended except by written agreement of the Grantors and the Lender. No waiver of any rights of the Lender or any other Secured Party under any provision of this Agreement or consent to any departure by the Grantors therefrom shall be effective unless in writing and signed by the Lender . Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 18 Severability. If any provision of this Agreements or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                SECTION 19 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01 of the Credit Agreement, this Agreement shall become effective when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the parties. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

              SECTION 20 Termination; Releases. (i) Upon the termination of the Commitment of the Lender, and payment and performance in full of all Secured Obligations, the security interests granted under this Agreement shall terminate and the Lender shall promptly execute and deliver to each Grantor such documents and instruments reasonably requested by such Grantor as shall be necessary to evidence termination of all security interests given by any Grantor to the Lender hereunder. (ii) Concurrently with any permitted disposition of Collateral under the Loan Documents, the security interest hereunder shall automatically be released from the Collateral so disposed of; provided, however, that the security interest shall continue in the Proceeds thereof. Upon satisfaction to all conditions precedent to any permitted disposition set forth herein or in the other Loan Documents, the Lender shall execute and deliver any releases or other documents reasonably requested by the relevant Grantor to accomplish or confirm the release of Collateral provided by this Section. Any such release shall specifically describe the portion of the Collateral to be released, shall be expressed to be unconditional and shall be without recourse or warranty (other than a warranty that the Lender has not assigned its rights and interests to any other Person). (iii) At such time following the date hereof as any Subsidiary of Borrower party hereto as a Grantor shall become an Excluded Subsidiary and the Lender has agreed to the release of such Excluded Subsidiary herefrom as provided in Section 6.12 of the Credit Agreement, such Subsidiary shall immediately and automatically cease to be a Grantor hereunder.

               SECTION 21 Accession. At such time following the date hereof as any Subsidiary of the Borrower (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.12 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Lender an accession agreement substantially in the form of Annex 1 (the “Accession Agreement’), signifying its agreement to be bound by the provisions of this Agreement as a Grantor to the same extent as if such Acceding Subsidiary had originally executed this Agreement as of the date hereof.

        [Remainder of page intentionally left blank]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year firsst above written.

CNET NETWORKS, INC. By: ————————————————— Name: Title:

EACH OF THE SUBSIDIARIES LISTED ON ANNEX I By: ————————————————— Name: Title:

Address: c/o CNET Networks, Inc. 235 Second Street San Francisco, CA 94105 Telecopier No.: ————————————— Email: ————————————————— Attention: ———————————————

BANK OF AMERICA, N.A. By: ————————————————— Name: Title:

[INSERT ANNEX I]

SCHEDULE I
to the Security Agreement

1.    Locations of Chief Executive Office and other Locastions, including of Collateral

        a.    Chief Executive Office and Principal Place of Business:

       b.    Other locations where any Grantor conducts business or Collateral is kept:

2.    Locations of Books Pertaining to Rights to Payment

3.     Jurisdiction of Organization

4.    Trade Names and Trade Styles; Other Corporate, Trade or Fictitious Names; Etc.

5.    Deposit Accounts

6.    Investment Property

7.    Instruments and Chattel Paper

8.    Commercial Tort Claims

9.    Letter-of-Credit Rights

SCHEDULE 2
to the Security Agreement

              1.  Pledged LLC Interests.  Interests in each limited liability company that is a Subsidiary as follows:

Subsidiary and Percentage Ownership Interest	Number of Units	Date of Issuance of Units

               2.  Pledged Partnership Interests.  Interests in each general partnership, limited partnership, limited liability partnership or other partnership that is a Subsidiary as follows:

Subsidiary and Percentage Ownership Interest	Type of Partnership Interest (e.g., general, limited)	Date of Issuance or Formation	Number of Units or Other Ownership Interests

               3.  Pledged Shares.  Capital stock of each Subsidiary being represented by stock certificates as follows:

Subsidiary and Percentage Ownership Interest	Certificate No.	Certificate Date	No. and Class of Shares

Annex 1
to the Security Agreement

FORM OF ACCESSION AGREEMENT

To: Bank of America, N.A.

Re: CNET Networks, Inc.

 Ladies and Gentlemen:

        This Accession Agreement is made and delivered pursuant to Section 21 of that certain Security Agreement dated as of October ___, 2004 (as amended, modified, renewed or extended from time to time, the “Security Agreement”), made between each Grantor named in the signature pages thereof (each a “Grantor” and collectively, the “Grantors”), and Bank of America, N.A. (the “Lender”). All capitalized terms used in this Accession Agreement and not otherwise defined herein shall have the meanings assigned to them in either the Security Agreement or the Credit Agreement.

         The undersigned, ___________________________ [insert name of acceding Subsidiary], a _____________________ [corporation, partnership, limited liability company, etc.], hereby acknowledges for the benefit of the Secured Parties that it shall be a “Grantor” for all purposes of the Security Agreement effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 3 of the Security Agreement are true and correct as to the undersigned as of the date hereof.

         Without limiting the foregoing, the undersigned hereby agrees to perform all of the obligations of a Grantor under, and to be bound in all respects by the terms of, the Security Agreement, including Section 4 thereof, to the same extent and with the same force and effect as if the undersigned were an original signatory thereto. The undersigned hereby grants to the Lender, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in all of the undersigned’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including all Collateral, as security for the payment and performance of the Secured Obligations, other than the Intellectual Property expressly excluded from the Collateral pursuant to Section 2(a) of the Security Agreement.

         Schedules 1 through 3 to the Security Agreement are hereby amended by adding Schedules 1 through 3 attached hereto to the Security Agreement. [Attach hereto completed Schedules 1 through 3 in the form of Schedules 1 through 3 attached to the Security Agreement.]

         This Accession Agreement shall constitute a Loan Document under the Credit Agreement.

        This Accession Agreement shall be governed by, and construed in accordance with, the law of the State of California.

        IN WITNESS WHEREOF, the undersigned has executed this Accession Agreement, as of the date first above written.

[SUBSIDIARY] By: —————————————— Name: Title:

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of October __, 2004, is made by each Guarantor named in the signature pages hereof (each a “Guarantor” and, collectively, the “Guarantors”), in favor of Bank of America, N.A. (the “Lender”) and the Lender Affiliates referred to below.

CNET Networks, Inc., a Delaware corporation (the “Borrower”) and the Lender are parties to a Credit Agreement dated as of October 14, 2004 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).

It is a condition precedent to the borrowings under the Credit Agreement that each Guarantor guarantees the indebtedness and other obligations of the Borrower to the Guaranteed Parties as set forth herein. Each Guarantor, as a Subsidiary of the Borrower, will derive substantial direct and indirect benefits from the making of the Loans to the Borrower pursuant to the Credit Agreement and from the other credit accommodations, if any, provided by the Lender and/or the Lender Affiliates to the Borrower (which benefits are hereby acknowledged by each Guarantor).

Accordingly, to induce the Lender to enter into the Credit Agreement and to induce the Lender and the Lender Affiliates to provide other credit accommodations to the Borrower, and in consideration thereof, each Guarantor hereby agrees as follows:

                                   SECTION 1 Definitions; Interpretation.

a.	Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

b.	Certain Defined Terms As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

.	“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

.	“Guaranteed Obligations” has the meaning set forth in Section 2.

.	“Guaranteed Parties” means the Lender and the Lender Affiliates.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

                                             “Lender Affiliates” means any Affiliates of the Lender.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of §101(32) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

                                             “Subordinated Debt” has the meaning set forth in Section 7.

                         c. Interpretation

.	The rules of interpretation set forth in Sections 1.02 to 1.07 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

                                  SECTION 2 Guaranty.

                         (a) Guaranty.

Each Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (i) the indebtedness, liabilities and other obligations of the Borrower to the Lender under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Lender thereunder or in connection therewith, and (ii) all other indebtedness, liabilities and other obligations of the Borrower to the Lender and the Lender Affiliates, including any financial accommodation extended to the Borrower by the Lender or the Lender Affiliates (other than pursuant to the Credit Agreement) in respect of or in connection with any (A) foreign exchange and cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), or (B) transactions under any Swap Contract, including obligations and liabilities arising in connection with or as a result of early termination of any Swap Contract, whether or not occurring as a result of a default thereunder (such indebtedness, liabilities and other obligations described in this clause (ii), collectively, the “Other Obligations”, provided that in the case of any of the Other Obligations the agreement or instrument evidencing such Other Obligations expressly states that such Other Obligations are entitled to the benefits of this Guaranty). The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 15), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

                          (b) Limitation of Guaranty

.	To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

                                   SECTION 3 Liability of Guarantors

The liability of the Guarantors under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or against any Collateral;

                          (ii)  this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and the Borrower with respect to the existence of such Event of Default;

(iv) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

A.	any Insolvency Proceeding with respect to the Borrower, such Guarantor, any other Loan Party or any other Person;

B.	any limitation, discharge, or cessation of the liability of the Borrower, such Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

C.	any merger, acquisition, consolidation or change in structure of the Borrower, such Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Borrower, such Guarantor, any other Loan Party or other Person;

D.	any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents in accordance with the Credit Agreement, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;

E.	any claim, defense, counterclaim or setoff, other than that of prior performance, that the Borrower, such Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

F.	any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;

G.	any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of the Borrower, any other Loan Party or any other Person;

H.	any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;

I.	any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and

J.	any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party.

                                      SECTION 4   Consents of Guarantors

         Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

(iii) the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

(iv) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantors for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;

(v) in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(vi) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(vii) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantors against the Borrower;

all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

SECTION 5 Guarantor Waivers.

a.   Certain Waivers

        Each Guarantor waives and agrees not to assert:

(i)	any right to require any Guaranteed Party to marshal assets in favor of the Borrower, such Guarantor, any other Loan Party or any other Person, to proceed against the Borrower, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of §9611 of the California UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;

(ii)	the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)	any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(iv)	any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v)	any rights to set-offs and counterclaims;

(vi)	any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii)	without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty, including any rights and defenses which are or may become available to each Guarantor by reason of California Civil Code §§2787 through 2855, 2899 and 3433.

b.   Additional Waivers
Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, such Guarantor or any other Person with respect to the Guaranteed Obligations.

c.   Independent Obligations
The obligations of each Guarantor hereunder are independent of and separate from the obligations of the Borrower and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not the Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against the Borrower or any such other Loan Party.

d.   Financial Condition of Borrower
No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

         SECTION 6 Subrogation.

        Until the Guaranteed Obligations shall be satisfied in full and the Commitment shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrower or other Loan Parties, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

          SECTION 7 Subordination.

a.   Subordination to Payment of Guaranteed Obligations
All payments on account of all indebtedness, liabilities and other obligations of the Borrower to each Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to Borrower or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by the Borrower to such Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

b.   No Payments
As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall accept or receive any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt (“Subordinated Debt Payments”), except that if no Event of Default exists, a Guarantor shall be entitled to accept and receive regularly scheduled payments and other payments in the ordinary course on the Subordinated Debt, in accordance with the terms of the documents and instruments governing the Subordinated Debt and other Subordinated Debt Payments in respect of Subordinated Debt not evidenced by documents or instruments, in each case to the extent permitted under Article VII of the Credit Agreement. During the existence of an Event of Default (or if any Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Event of Default is cured or waived, such Guarantor shall not make, accept or receive any Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 7, any Subordinated Debt Payments shall be received in contravention of this Section 7 by any Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Lender for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the Guaranteed Obligations.

c.   Subordination of Remedies
As long as any Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall, without the prior written consent of the Lender:

(i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Debt;

(ii) exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the Borrower or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of such Guarantor to the Borrower against any of the Subordinated Debt; or

(iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding.

    d.        Subordination Upon Any Distribution of Assets of the Borrower

In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving the Borrower, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Lender (on behalf of the Guaranteed Parties) for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such Guaranteed Obligations.

e.       Authorization to Lender
If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against the Borrower or its property:

(i) the Lender is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and

(ii) each Guarantor shall promptly take such action as the Lender may reasonably request (A) to collect the Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Lender, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

             SECTION 8 Continuing Guaranty; Reinstatement

This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantors expressly acknowledge that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantors until termination of the Commitment and payment and performance in full of the Guaranteed Obligations. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrower (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any the Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by any Guaranteed Party, whether as a result of Insolvency Proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment.

                SECTION 9 Payments

    a.        Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against such Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), such Guarantor shall forthwith pay, or cause to be paid, in cash, to the Lender an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in Dollars, in immediately available funds, to the Lender at such office of the Lender and to such account as are specified in the Credit Agreement.

    b.        Each Guarantor agrees that the provisions of Section 3.01 of the Credit Agreement are hereby incorporated herein by reference with respect to payment of any amounts by the Guarantor hereunder and agrees to be bound thereunder as though it were the Borrower, mutatis mutandis, and by their acceptance hereof, the Guaranteed Parties also agree thereto.

c. Any payments by any Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.

    d.        To the extent that any payment by or on behalf of any Guarantor is made to the Lender or any other Guaranteed Party, or the Lender or any other Guaranteed Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender or any other Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

    e.        Notwithstanding anything to the contrary contained herein or in any Guarantor Document, the interest paid or agreed to be paid hereunder and under the other Guarantor Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender or any other Guaranteed Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Guaranteed Obligations or, if it exceeds such unpaid principal, refunded to such Guarantor. In determining whether the interest contracted for, charged, or received by the Lender or any other Guaranteed Party exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

f. The agreements in this Section 9 shall survive the payment of all Guaranteed Obligations.

           SECTION 10 Representations and Warranties

        Each Guarantor represents and warrants to each Guaranteed Party that:

a.   Organization and Powers
Each Guarantor is (i) duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv), to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

b.   Authorization; No Conflict
The execution, delivery and performance by each Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Guarantor is a party or affecting such Guarantor or the properties of such Guarantor or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Guarantor or its property is subject; or (iii) violate any Law. Each Guarantor is in compliance with all Contractual Obligations referred to in clause (ii)(A), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

c.   Binding Obligation
This Guaranty has been, and the other Guarantor Documents, when executed and delivered against each Guarantor that is party thereto, will have been, duly executed and delivered by against each such Guarantor that is party thereto. This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party thereto in accordance with its terms.

d.   Governmental Consents
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Guarantor Documents.

e.   No Prior Assignment
No Guarantor has previously assigned any interest in the Subordinated Debt or any collateral relating thereto, no Person other than a Guarantor owns an interest in any of the Subordinated Debt or any such collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to the Guarantors.

f.   Solvency
Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty such Guarantor is and will be Solvent.

g.   Consideration
Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code, in §3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.

h.   Independent Investigation
Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Guaranteed Party with respect thereto. Each Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matters pertinent hereto that any Guarantor may desire. No Guarantor is relying upon or expecting any Guaranteed Party to furnish to such Guarantor any information now or hereafter in any Guaranteed Party’s possession concerning the financial condition of the Borrower or any other matter.

             SECTION 11 Reporting Covenant

           So long as any Guaranteed Obligations shall remain unpaid or unsatisfied, or the Lender shall have any Commitment, each Guarantor agrees that it shall furnish to the Lender: (a) prompt written notice of any condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and (b) such other information respecting the operations, properties, business or condition (financial or otherwise) of such Guarantor or its Subsidiaries as the Lender may from time to time reasonably request.

              SECTION 12 Additional Affirmative Covenants

So long as any Guaranteed Obligations shall remain unpaid or unsatisfied, or the Lender shall have any Commitment, each Guarantor agrees that:

      a.   Preservation of Existence, Etc

Each Guarantor shall (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 of the Credit Agreement; and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

      b.   Further Assurances and Additional Acts

Each Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender.

      c.   Credit Agreement Covenants

Each Guarantor shall observe, perform and comply with all covenants applicable to such Guarantor set forth in Articles VI and VII of the Credit Agreement, which by their terms the Borrower is required to cause such Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein.

    d.        Governmental Consents.

        Each Guarantor shall maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, required in connection with this Guaranty or any other Guarantor Documents.

         SECTION 13 Notices.

        All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email, in the case of the Guarantors, to the address or telecopier number or email address specified on the signature page hereof, and in the case of the Lender, to the address or telecopier number or email addresses specified in the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Each of the Guarantors and the Guaranteed Parties may change its address or telecopier number for notices and other communications hereunder by notice to the other parties.

      SECTION 14 No Waiver; Cumulative Remedies

No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        SECTION 15 Costs and Expenses; Indemnification.

a.   Costs and Expenses
Each Guarantor shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and the Lender Affiliates (including the reasonable fees, charges and disbursements of counsel for the Guaranteed Parties), in connection with the preparation, negotiation, execution and delivery of this Guaranty and the other Guarantor Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender or any other Guaranteed Party (including the fees, charges and disbursements of any counsel for any Guaranteed Party), and shall pay all fees and time charges for attorneys who may be employees of a Guaranteed Party, in connection with the enforcement or protection of its rights in connection with this Guaranty and the other Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Guaranteed Obligations.

b.   Indemnification
Each Guarantor shall indemnify the Lender, each other Guaranteed Party, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.

c.   Waiver of Consequential Damages, Etc
To the fullest extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.

d.     Interest
Any amounts payable to by any Guarantor under this Section 15 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

e.     Payment
All amounts due under this Section 15 shall be payable within ten Business Days after demand therefor.

f.     Survival
The agreements in this Section 15 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Guaranteed Obligations.

           SECTION 16 Right of Set-Off

If an Event of Default shall have occurred and be continuing, each Guaranteed Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Guarantor Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and under this Section are in addition to other rights and remedies (including other rights of setoff) that such Guaranteed Party may have. Each Guaranteed Party (by its acceptance hereof) agrees to notify the affected Guarantor promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            SECTION 17 Benefits of Guaranty

This Guaranty is entered into for the sole protection and benefit of the Lender and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Participant or Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than (i) the Guarantors, and (ii) the Lender or any Indemnitee, and such obligations shall be limited to those expressly stated herein.

           SECTION 18 Binding Effect; Assignment.

a.   Binding Effect
This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Lender and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns in accordance with the Credit Agreement.

b.   Assignment
Except to the extent otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Lender. The Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 9.07 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the Participant (A) shall be deemed to have a right of setoff under Section 16 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 15.

                           SECTION 19 Governing Law; Arbitration; Waiver of Jury Trial

a. This Guaranty shall be governed by, and construed in accordance with, the law of the State of California.

    b.        This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including controversies or claims that arise out of or relate to: (i) this Guaranty (including any renewals, extensions or modifications); or (ii) any other Loan Document (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, Subsidiary or other Affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Guaranty.

    c.        At the request of any party, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Guaranty provides that it is governed by the law of the State of California.

    d.        Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this Section shall control.

    e.        The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for the Guaranteed Obligations is located or if there is no such collateral, in the State of California. All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

    f.        The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Guaranty.

    g.        This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

h. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

    i.        By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Guaranty to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into or accepting this Guaranty.

                            SECTION 20 Amendments and Waivers.

This Guaranty shall not be amended except by written agreement of the Guarantors and the Lender. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                            SECTION 21 Severability

If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                            SECTION 22 Future Guarantors

        At such time following the date hereof as any Subsidiary of the Borrower (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.12 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Lender an accession agreement substantially in the form of Annex 1 (the “Accession Agreement”), signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof. At such time following the date hereof as any Subsidiary of Borrower shall become an Excluded Subsidiary and the Lender has agreed to the release of such Excluded Subsidiary herefrom as provided in Section 6.12 of the Credit Agreement, such Subsidiary shall immediately and automatically cease to be a Guarantor hereunder.

                           SECTION 23 Counterparts; Integration; Effectiveness

        This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty and the other Guarantor Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 of the Credit Agreement, this Guaranty shall become effective when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the Guarantors. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed counterpart of this Guaranty.

                          SECTION 24 Survival of Representations and Warranties

        All representations and warranties made hereunder and in any other Guarantor Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender and each other Guaranteed Party, regardless of any investigation made by the Lender or any other Guaranteed Party or on their behalf and notwithstanding that the Lender or any other Guaranteed Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

                          SECTION 25 USA PATRIOT Act Notice

        The Lender hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow the Lender to identify such Guarantor in accordance with the USA Patriot Act.

SECTION 26 Time is of the Essence         Time is of the essence of this Guaranty and the other Guarantor Documents.

         [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, each Guarantor has executed this Guaranty, as of the date first above written.

[GUARANTOR] By —————————————— Title: —————————————

[GUARANTOR] By —————————————— Title: —————————————

[GUARANTOR] By —————————————— Title: —————————————

[GUARANTOR] By —————————————— Title: —————————————

Address: c/o CNET Networks, Inc. 235 Second Street San Francisco, CA 94105 Attn: —————————————— Telecopier No. —————————————— Email: ——————————————

Annex 1
to the Guaranty

FORM OF ACCESSION AGREEMENT

To: Bank of America, N.A.

Re: CNET Networks, Inc.

Ladies and Gentlemen:

        This A ccession Agreement is made and delivered pursuant to Section 22 of that certain Guaranty dated as of October 14, 2004 (as amended, modified, renewed or extended from time to time, the “Guaranty”), made by each Guarantor named in the signature pages thereof (each a “Guarantor”), in favor of Bank of America, N.A. (the “Lender”) and the Lender Affiliates referred to therein. All capitalized terms used in this Accession Agreement and not otherwise defined herein shall have the meanings assigned to them in either the Guaranty or the Credit Agreement.

        CNET Networks, Inc. (the "Borrower") is party to that certain Credit Agreement dated as of October __, 2004 (the "Credit Agreement") by and between the Borrower and the Lender.

         The undersigned, ___________________________ [insert name of acceding Guarantor], a _____________________ [corporation, partnership, limited liability company, etc.], is a Subsidiary of the Borrower and hereby acknowledges for the benefit of the Guaranteed Parties that it shall be a “Guarantor” for all purposes of the Guaranty effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 10 of the Guaranty are true and correct as to the undersigned as of the date hereof.

         Without limiting the foregoing, the undersigned hereby agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, including Section 11, 12, 15 and Section 16 thereof, to the same extent and with the same force and effect as if the undersigned were an original signatory thereto.

         This Accession Agreement shall constitute a Loan Document under the Credit Agreement.

         THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the undersigned has executed this Accession Agreement, as of the date first above written.

[GUARANTOR] By —————————————— Title —————————————

Address for Notices: c/o CNET Networks, Inc. 235 Second Street San Francisco, CA 94105 Attn: —————————————— Fax No.: ————————————— Email: ——————————————